Exhibit 23.4
November 27, 2009
EnCana Corporation
1800-855-2nd Street SW
Calgary, Alberta T2P 2S5
Canada
Ladies and Gentlemen:
     We hereby consent to the incorporation by reference, in this Registration Statement of Cenovus Energy Inc. (the “Registrant”) on Form S-8, of the Information Circular incorporated by reference to the Form 6-K of EnCana Corporation, filed with the Commission on October 29, 2009, which makes reference to our name and reports evaluating a portion of EnCana Corporation’s petroleum and natural gas reserves as of December 31, 2008, and the information derived from our reports, as described or incorporated by reference in Cenovus Energy Inc.’s Registration Statement on Form 40-F, filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Very truly yours,
By:	/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton